Exhibit 10.1

PROLMAN ASSOCIATES

1011 Camino Del Mar

Suite 252

Del Mar, CA 92014

Direct 858 259-5555

800 300-1887

Fax 858 259-9989

800 South Figueroa St.

Suite 900

Los Angeles, CA 90017

800 300-1887

18662 MacArthur Blvd.

Suite 200

Irvine, CA 92612

800 300-1887

www.Prolman.com

Info@Prolman.com

April 5, 2006

Mr. Robert Cresci

Chairman

SeraCare Life Sciences, Inc.

1935 Avenida del Oro

Oceanside, CA 92056

Dear Mr. Cresci:

We thank you for the opportunity to provide financial and management services to SeraCare Life Sciences, Inc. (“Client,” “Company” or “you”). We have found that a written engagement agreement between our firm and its clients reduces confusion, clarifies the arrangement and scope of services to be performed and proves mutually beneficial to both parties. This letter will confirm the engagement of Prolman Associates (“Prolman”, “we” or “us”) to provide financial and/or management services for the Company with such services being provided by us on a non-exclusive basis during the term of this agreement (the “Agreement”). The following are the terms and conditions of our Agreement:

1.	The effective date of this Agreement will be retroactive to the date we first performed services. The date at the beginning of this Agreement is for reference only.

2.	Prolman will provide the services of Cathryn Low to the Company. Ms. Low will perform the requisite job requirements of the Interim Chief Financial Officer for the Company. The services Ms. Low provides to the Company will be as a non-bankruptcy professional. Ms. Low will be covered under the Company’s Directors and Officers insurance policy; and the Company hereby warrants that such a policy is in effect and a copy of said policy will be provided to Prolman immediately upon request.

The Company filed for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Code”) on March 22, 2006 and is operating as a Debtor in Possession as defined in the Code. The Company agrees to use its best efforts to promptly submit and have this Agreement approved by the bankruptcy court. Prolman reserves the right to promptly withdraw its services if the Court does not approve this Agreement or if the order approving this Agreement and authorizing our retention by the Company is not acceptable to us in our sole discretion.

Mr. Robert Cresci April 5, 2006 Page 2 of 7

The scope of services may be modified from time to time either upon the recommendation of Prolman or at the request of the Client, provided the same is confirmed in writing executed by both Prolman and the Client. If Prolman determines that the scope of services referenced above is materially different from those services which in Prolman’s judgment are required, this Agreement may be amended to include such revised services if such amendment is agreed to in writing by the parties. If Prolman and the Client are unable to agree on such services or if the Client declines to enter into a written amendment concerning the same, Prolman, at its discretion, may immediately terminate this Agreement.

3.	Subject to the scope of services provided for herein, Prolman may also assist the Company with the implementation of a plan of reorganization upon request. Any final decisions with regard to any of the matters involved in our engagement will remain solely those of the Client. If Prolman has been engaged to act as interim management, Prolman shall have a direct reporting relationship to the Board of Directors, who shall serve as the ultimate authority, shall avail themselves to Prolman and shall provide final approval of significant actions items.

4.	The terms of our compensation are as follows:

a.	Hourly Time Charges. You agree to pay us an initial deposit of $25,000. You will be billed on a weekly basis for the amount of time, multiplied by the standard hourly billing rates for each professional. The prevailing hourly billing rates for those assigned to this project are:

Cathryn Low	$325.00

All invoices, which will be submitted weekly, are due and payable upon presentation. These statements will indicate the time expended by those assigned to the project, the fee for such services, and the costs advanced on the Client’s behalf. While payment is due upon presentation, in the event a statement balance is not fully paid within thirty (30) days, the outstanding balance will be deemed to bear interest at the rate of ten (10%) per annum which shall commence to accrue on the unpaid balance of the account as of the invoice billing date. The initial deposit will be applied to the final billing and any excess will be refunded to the Company at the conclusion of the assignment

We will charge for travel time, both local and out of town, but not for commuting to and from Client’s main offices in Oceanside, CA.

Out-of-pocket expenses for travel, reproduction, printing, graphics, messenger services, overnight mail, shipping, and other third-party charges will be billed to you at our cost. Out-of-pocket expenses are in addition to the professional fees due and payable upon presentation. You have authorized us to advance such costs and make such out-of-pocket expenditures, as may be reasonably necessary in connection with our services.

Mr. Robert Cresci April 5, 2006 Page 3 of 7

b.	Neither termination nor completion of this assignment shall affect (i) any compensation earned by Prolman up to the date of termination or completion; (ii) any compensation to which Prolman is otherwise entitled hereunder; (iii) the reimbursement of expenses incurred by Prolman through the date of termination or completion; or (iv) the indemnification and contribution and other provisions in Section 9 hereof, all of which shall remain in full force and effect.

5.	Prolman is not a law firm, nor are our professionals attorneys. As such we will not be providing legal advice, or opinions on legal matters, drafting or reviewing legal documents, nor representing the Company on any legal matters. Any letters or memoranda issued by Prolman concerning Client shall not constitute legal opinions or legal advice and at Prolman’s request and whenever possible, Client shall have its legal counsel review such memoranda and correspondence. Prolman’s services do not replace and are not in lieu of independent financial auditors for Client.

6.	Because the information needed to prepare a strategic/business plan, various financial pro formas, a bankruptcy plan, and/or other restructuring/workout documents will be based on assumptions and information provided by the Company, the Company’s advisors, appraisers, accountants, and lawyers, the Company will assume full and complete responsibility for the information prepared. Prolman is not responsible for any valuation of the assets which make up the Company or the valuation of the current or future operations of the Company. The Company agrees to cooperate with us fully and to provide us with timely access to the Company’s employees and other consultants and all financial and other information as we may deem necessary in order to perform the services contemplated by us in this Agreement. The Company shall be responsible for the performance of its employees and agents.

7.	The Company acknowledges (i) the matters disclosed by it in its Form 8-K, filed with the Securities and Exchange Commission on March 15, 2006, and (ii) Prolman’s efforts on behalf of the Company are strictly on a “best efforts” basis and in light of the foregoing, Prolman cannot be held accountable for the failure of the Company. While we will use our best efforts and judgment in assisting the Company, in light of the Company’s circumstances, we cannot guarantee any particular results or assume responsibility for the Company’s ultimate survival. Nothing in this Agreement and nothing in our statements to you will be construed as a promise or guarantee about the outcome of your matter.

8.	This Agreement shall be for an initial period of one hundred and twenty (120) days and shall be automatically extended for successive ninety (90) day periods unless terminated by either party upon not less than thirty (30) days written notice to the other prior to the expiration of such initial period or extended period or by Prolman as provided in Section 1. Upon termination, all professional fees and expenses incurred through the close of business on the date of termination are due and payable. Prolman reserves the right to stop work at any time if any invoices have not been paid.

9.

The Company shall indemnify, defend and hold harmless Prolman, its affiliates, control persons, professionals, officers, directors, agents and employees (“Indemnified Person(s)”) from and against any and all claims, damages, losses, liabilities, costs or expenses (collectively “Liabilities”), including those resulting from any threatened or pending investigation, action, proceeding or dispute whether or not Prolman or any such Indemnified Person is a party thereto, to the extent arising from the performance of services by Prolman pursuant to this Agreement or

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arising out of the circumstances of Prolman’s engagement or any other matters referred to in this Agreement. “Liabilities” includes Prolman’s and/or such Indemnified Person’s reasonable attorney fees, accountant’s fees and out-of-pocket costs incurred by counsel selected by Prolman (and reasonably acceptable to the Client) and the cost of Prolman’s and/or such Indemnified Person’s professional time (determined at their then-prevailing hourly rate), which such fees and costs shall be periodically and promptly reimbursed to Prolman and/or any such other Indemnified Person by the Company as they incurred. The indemnity in this Section 9 shall not apply where an arbitration panel, in accordance with Section 12 of this Agreement has made a final determination, not subject to further appeal, that Indemnified Persons acted in a grossly negligent manner or engaged in willful misconduct in the performance of services under this Agreement which gave rise to the Liabilities sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provisions hereinabove set forth shall apply and the Company shall perform its obligations hereunder to reimburse Prolman and/or each other Indemnified Person periodically for its, his or their fees, expenses and costs as they are incurred as described herein; provided further, that Prolman shall reimburse the Client for all such fees, costs and expenses paid by the Company under this Section 9 in the event of any such final determination).

If, for any reason the foregoing indemnification is unavailable to the Indemnified Persons or insufficient to hold any of them harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Persons as a result of such Liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Prolman or any other Indemnified Person on the other hand from the services provided by Prolman pursuant to this Agreement, but also the relative fault of the Company on the one hand and Prolman or any such other Indemnified Person on the other hand, as well as any other relevant equitable considerations. Notwithstanding the foregoing, in no event shall the aggregate contribution by Prolman and the other Indemnified Persons exceed the amount of fees actually received by Prolman pursuant to this Agreement. The contribution obligations of the Client in this Section 9 shall not apply where an arbitration panel, in accordance with Section 12 of this Agreement has made a final determination, not subject to further appeal, that Indemnified Persons acted in a grossly negligent manner or engaged in willful misconduct in the performance of its services, under this Agreement which gave rise to the Liabilities sought to be recovered hereunder. Notwithstanding the preceding sentence, the contribution obligations of the Client in this Section 9 shall apply where an arbitration panel, in accordance with Section 12 of this Agreement has made a final determination, not subject to further appeal, that the Client acted in a grossly negligent manner or engaged in willful misconduct in connection with Prolman’s performance of services under this Agreement which gave rise to the Liabilities sought to be recovered hereunder.

The reimbursement, indemnity and contribution obligations of Client under this Section 9 shall be in addition to any liability which Client may otherwise have and shall be binding upon and inure to the benefit of any successor, assigns, heirs, and personal representatives of Prolman and Indemnified Persons.

The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with any act or omission to act as a result of Prolman’s engagement under the Agreement except for Liabilities

Mr. Robert Cresci April 5, 2006 Page 5 of 7

incurred by the Company that are found in a final determination by a court of competent jurisdiction, not subject to further appeal, to have resulted from Indemnified Persons’ gross negligence or willful misconduct in the performance of its services under this Agreement. In addition, if at any time after the termination of this Agreement, Prolman is called upon to render services directly or indirectly relating to the subject matter of this Agreement beyond the services contemplated herein (including, but not limited to, producing documents, answering interrogatories, giving depositions, giving expert or other testimony, and whether by agreement, subpoena or otherwise), the Company shall pay Prolman’s then-prevailing hourly rates for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses, including the reasonable attorneys’ fees and expenses.

The provisions of this Section 9 shall survive the termination or expiration of this agreement and shall continue indefinitely thereafter.

10.	Prolman acknowledges that in connection with the services to be rendered by Prolman pursuant hereto, Prolman may obtain certain written and non-written information pertaining to the nature and operations of the Company of a confidential nature. Prolman agrees that Prolman will not at any time, during or subsequent to the term of this Agreement or any extension hereof, without consent of the Company, knowingly disclose to any third party whatsoever any such confidential information, except (i) as required by subpoena or by court order or by law, (ii) where such disclosure is provided for or contemplated in this Agreement or (iii) following such time as such confidential information becomes known to third parties or the public other than through the release thereof by Prolman.

11.	Prolman incurs considerable effort and expenses in recruiting and training of its professional staff. Therefore, employees of the Company, the Company and their affiliates shall not extend an offer of employment to Cathryn Low or any other Prolman personnel to whom the Company is otherwise introduced in connection with the services to be provided hereunder for a 12-month period after the assignment has been completed without Prolman’s prior written consent. If the employees of the Company or the Company or its affiliates do wish to hire one of our professionals, employees or associates, they agree to compensate Prolman either (i) the sum of $100,000 per person at the time such person is hired, or (ii) one-third (1/3) of the starting annual fee or compensation to be paid to such person, whichever is greater.

12.	We do not anticipate any future issues to arise between us but it is always prudent to provide an amicable process to resolve any that may occur. Therefore, we mutually agree that we will use all reasonable efforts to resolve amicably any controversy or claim arising out of, or relating to, this Agreement. In the event any controversy or claim cannot be resolved by agreement, we mutually agree to submit the matter to binding arbitration in San Diego, California before a neutral arbitration panel consisting of three arbitrators in accordance with the rules of the American Arbitration Association. If Prolman refers this Agreement to an attorney for collection or seeks legal advice following a default under this Agreement by the Company, the Company agrees to pay to Prolman within ten (10) days of written demand such reasonable attorneys’ fees for services performed by Prolman’s attorney, and all costs and expenses incurred incident to such employment and if Prolman is the prevailing party in an arbitration proceeding respecting the Agreement, Prolman will be entitled to an award of reasonable fees, costs and expenses of attorney, accountants, and other professionals and consultants in such action.

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In addition, if any problems arise in connection with the approval of Prolman’s application with the bankruptcy court for engagement and compensation and which causes Prolman to receive assistance from legal counsel, the Company authorizes Prolman to employ such counsel and to seek reimbursement from the Company for the reasonable expenses thereof.

13.	All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class, registered or certified airmail, return receipt requested, or nationally recognized overnight express courier postage prepaid, or by facsimile transmission and shall be deemed given (i) three business days after being mailed by first-class, registered or certified airmail, (ii) one business day after being sent by overnight express courier, or (iii) if sent via facsimile, upon receipt of transmission acknowledgement, and shall be delivered as follows:

if to Prolman:

Prolman Associates

1011 Camino Del Mar, Suite 252

Del Mar, CA 92014

Attention: David A. Prolman

Telephone: 858 259-5555

Facsimile: 858 259-9989

if to the Company, to:

c/o Pecks Management Partners Limited

One Rockefeller Plaza, Suite 900

New York, NY 10020

Attention: Robert J. Cresci, Chairman of the Board

Telephone: (212) 332-1330

Facsimile: (212) 332-1334

Either party may change any of its notice information by giving written notice to the other party as provided in this Section 13.

14.	This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed solely in such state by the citizens thereof.

15.	This Agreement constitutes the entire understanding between the Company and Prolman regarding our services. Further, this Agreement supersedes and replaces any prior agreements between the parties regarding Prolman’s performance of services involving the Company. By executing this Agreement, you acknowledge that you had read it carefully and understand all of its terms. This Agreement cannot be modified, nor can any of the provisions hereof be waived, except by further written agreement signed by each party.

Mr. Robert Cresci April 5, 2006 Page 7 of 7

We appreciate the confidence you have expressed by engaging us to perform the services contemplated by this Agreement. If at any time you have questions concerning this Agreement or the progress of our services, please do not hesitate to contact me. If the scope of services, compensation, terms and conditions confirm your understanding, please sign the enclosed copy of this letter and return it to us with the required initial deposit. It is the intention of the parties that this Agreement cover all work performed by Prolman on this assignment including work which was performed prior to the execution of this Agreement.

Sincerely,

Prolman Group, Inc. a California corporation dba Prolman Associates

By:	/s/ David A. Prolman
David A. Prolman, President

The foregoing terms are approved and accepted as of this 5th day of April, 2006.

/s/ Mr. Robert Cresci
Mr. Robert Cresci Chairman of the Board of Directors SeraCare Life Sciences, Inc.